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                                                                   EXHIBIT 99.7


                          CONSENT OF UBS WARBURG LLC

Board of Directors
Price Communications Corporation
45 Rockefeller Plaza
New York, New York 10020


     Re:  Amendment No. 2 to Registration Statement on Form S-4 (File Nos.

          333-82408 and 333-82408-01) of Verizon Wireless of the East LP and Verizon Communications Inc.
          (the "Registration Statement")

Members of the Board:


   We hereby consent to the use of our opinion letter dated December 13, 2001 to the Board of Directors of Price Communications Corporation included as Appendix F to the Proxy Statement/Prospectus constituting a part of the Registration Statement and references to such opinion contained therein under the headings "Summary--Opinions of Price Communications' Financial Advisors," "The Verizon Transactions--Background of the Verizon Transactions," "The Verizon Transactions--Recommendation of Price Communications Board; Reasons for the Verizon Transactions" and "Opinions of Financial Advisors--Opinion of UBS Warburg LLC." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the word "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                          UBS WARBURG LLC

New York, New York

May 20, 2002